Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 16, 2007, which reports an unqualified opinion and include an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 123(R) as of December 31, 2006, accompanying the consolidated financial statements and supplementary schedule in the Annual Report of Valpey-Fisher Corporation (formerly known as MATEC Corporation) and subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in Registration Statements of Valpey-Fisher Corporation on Form S-8 (File No. 333-116001, effective May 28, 2004, File Number 333-94491, effective January 12, 2000, File Number 033-77554, effective April 8, 1994 and File Number 333-67726, effective August 16, 2001).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 28, 2007